Exhibit 10.2

PROMISSORY NOTE

U.S. $1.5 Million	Date: June 30, 2014

FOR VALUE RECEIVED, the undersigned, TransCoastal Corporation, a Delaware corporation (“TransCoastal”), hereby promises to pay to the order of Dalton Lott (“Lott”) the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) in lawful money of the United States (the “Principal”), plus five and one half percent (5.5%) simple annual interest. TransCoastal and Lott are sometimes individually referred to as a “Party” and collectively as the “Parties”

1.	Terms of Payment. The Principal and Interest shall be paid as follows:

a. There shall be no payments of principal or interest due until January 1, 2015. From January 1, 2015 thru September 30, 2015, interest only payments shall be made in the amount of $6,875.00 monthly, due on the first day of each month, beginning January 1, 2015 and each month thereafter until September 30, 2015.

b. Beginning October 1, 2015, the principal and interest due herein shall be paid in 60 consecutive monthly payments of $28,651.74, with the first payment due October 1, 2015, and the remaining payments due on the 1st day of each month thereafter until paid in full.

2.	Security for Payment. This Promissory Note (this “Note”) is secured by certain personal guarantees executed by David May, Stuart Hagler, and Wilbur Westmoreland, as Guarantors, in favor of Lott.

3.

4.

Payment Location. All payments made hereunder shall be made immediately available in Unites States funds. Such payments shall be mailed to the following address, or such other address as may from time to time be designated by Lott in writing:

Dalton Lott

5661 Mariner

Dallas, Texas 75376

5.	Prepayment. TransCoastal may prepay this Note in whole or in part, without penalty or premium.

6.	Application of Prepayment. Prepayments will be applied to installments on the last maturing principal, and interest on that prepaid principal will immediately cease to accrue.

7.

Terms. Borrower promises to pay to the order of Lender the Principal Amount plus interest at the Annual Interest Rate. This note is payable at the Place for Payment and according to the Terms of Payment. All unpaid amounts are due by the Maturity Date. If any amount is not paid either when due under the Terms of Payment or on acceleration of maturity, Borrower promises to pay any unpaid amounts plus interest from the date the payment was due to the date of payment at the Annual Interest Rate on Matured, Unpaid Amounts.

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8.

Default and Remedies. If Borrower defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note, Lender may declare the unpaid principal balance, earned interest, and any other amounts owed on the note immediately due. Notwithstanding any other provision of this note, in the event of a default, before exercising any of Lender's remedies under this note or any deed of trust or security agreement securing it, Lender will first give Borrower written notice of default and Borrower will have ten (10) days after notice is sent in which to cure the default. If the default is not cured ten (10) days after notice is sent, Borrower and each surety, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

9.

Additional Events of Default. A default exists under this note if (1) (a) Borrower or (b) any other person liable on any part of this note or who grants a lien or security interest on property as security for any part of this note (an "Other Obligated Party") fails to timely pay or perform any obligation or covenant in any written agreement between Lender and Borrower or any Other Obligated Party; (2) any warranty, covenant, or representation in this note or in any other written agreement between Lender and Borrower or any Other Obligated Party is materially false when made; (3) a receiver is appointed for Borrower, any Other Obligated Party, or any property on which a lien or security interest is created as security (the "Collateral Security") for any part of this note; (4) any Collateral Security is assigned for the benefit of creditors; (5) a bankruptcy or insolvency proceeding is commenced by Borrower, a partnership of which Borrower is a general partner, or an Other Obligated Party; (6) (a) a bankruptcy or insolvency proceeding is commenced against Borrower, a partnership of which Borrower is a general partner, or an Other Obligated Party and (b) the proceeding continues without dismissal for sixty days, the party against whom the proceeding is commenced admits the material allegations of the petition against it, or an order for relief is entered; (7) any of the following parties is dissolved, begins to wind up its affairs, is authorized to dissolve or wind up its affairs by its governing body or persons, or any event occurs or condition exists that permits the dissolution or winding up of the affairs of any of the following parties: Borrower, a partnership of which Borrower is a general partner, or an Other Obligated Party; or (8) any Collateral Security is impaired by loss, theft, damage, levy and execution, issuance of an official writ or order of seizure, or destruction, unless it is promptly replaced with collateral security of like kind and quality or restored to its former condition.

10.

Attorney’s Fees. Borrower also promises to pay reasonable attorney's fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the note. These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts. Borrower will pay Lender these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the debt evidenced by the note and will be secured by any security for payment.

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11.

Interest. Interest on the debt evidenced by this note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this note and all other instruments concerning the debt.

12.	Binding Effect. The covenants and conditions contained in this Note shall apply to and bind Bost and any guarantors, and each of their heirs, legal representatives, successors, and permitted assigns.

13.	Cumulative Rights. The parties’ rights hereunder are cumulative, and shall not be construed as exclusive of each other unless otherwise required by law.

14.

Waiver. No failure or delay by either Party in exercising any right, power, or privilege hereunder shall operate as an implied waiver thereof, nor shall any single or partial enforcement thereof preclude any other or further enforcement thereof or the enforcement of any other right, power, or privilege. Further, no waiver by the Lender of any Default or breach of this Agreement shall operate as a waiver of any other breach or default or the same breach or default on a future occasion.

15.

Conflicting Provisions. If any provision of this note conflicts with any provision of a loan agreement, pledge, guarantee, or security agreement of the same transaction between Lender and Borrower, the provisions of the note will govern to the extent of the conflict.

16.

Severability. If any part or parts of this Note shall be held unenforceable for any reason, the remainder of this Note shall continue in full force and effect. If any provision of this Note is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be constructed as so limited.

17.	Credit Reporting. We may report information about your account to credit bureaus. Late payments, missed payments, or other defaults on your account may be reflected in your credit report.

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18.

Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CHOICE OF LAW RULE OR PRINCIPLE OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION THAT OTHERWISE MAY APPLY THE LAW OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, Borrower has executed this Note as of ________________________, 2014

TransCoastal Corporation,

a Delaware Corporation

By: _____________________

Stuart Hagler, Chief Executive Officer